Exhibit 16.1
Form 8-K
Broadcast International, Inc.
File No. 0-13316




January 19, 2006



Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements included under Item 4.01 of Form 8-K dated January 16, 2006 of Broadcast International, Inc. and have the following comments:

     1. We agree with the statements made in Item 4.01(a), except that we have no basis on which to agree or disagree with the fifth paragraph of Item 4.01(a).
     2. We have no basis on which to agree or disagree with the statements made in Item 4.01 (b).


Very truly yours,


/s/ Tanner LC

Salt Lake City, Utah